SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                              ACNIELSEN CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

        ------------------------------------------------------------------------

     4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------


[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

         -------------------------------------------------------

     2)  Form, Schedule or Registration Statement No.:

         -------------------------------------------------------

     3)  Filing Party:

         -------------------------------------------------------

     4)  Date Filed:

         -------------------------------------------------------

 ACNIELSEN LOGO                             177 Broad Street, Stamford, CT 06901





                                                               March 13, 1998

Dear Shareholder:

     You are invited to attend the 1998 Annual Meeting of Shareholders of ACNielsen Corporation on Wednesday, April 15, 1998 at 9:00 A.M. at 1209 Orange Street, Wilmington, Delaware.

     The attached Notice of Annual Meeting and Proxy Statement describe the business to be acted upon at the meeting. The Annual Report for the year ended December 31, 1997 is also enclosed.

     Your vote is important. Accordingly, whether or not you plan to attend the meeting, please ensure that your shares are represented by completing and returning the accompanying proxy card. Sending in a signed proxy will in no way limit your right to vote at the Annual Meeting if you later decide to attend in person.

                                       Sincerely

                                       /s/ NICHOLAS L. TRIVISONNO
                                       ------------------------------------
                                       Nicholas L. Trivisonno
                                       Chairman and Chief Executive Officer

ACNIELSEN LOGO                              177 Broad Street, Stamford, CT 06901




NOTICE OF ANNUAL MEETING

     The Annual Meeting of Shareholders of ACNielsen Corporation will be held on Wednesday, April 15, 1998 at 9:00 A.M. at 1209 Orange Street, Wilmington, Delaware, to take action on the following matters:

          1. To elect four Class II directors for a three-year term.

          2. To consider and vote upon the ratification of the selection of independent public accountants to audit the Company's consolidated financial statements for 1998.

          3. To transact such other business as may properly come before the meeting or any adjournment thereof. The Company knows of no other business to be brought before the meeting.

     The Board of Directors has fixed the close of business on February 19, 1998 as the record date for the determination of Shareholders entitled to notice of, and to vote at, the meeting.

                                       By Order of the Board of Directors,


                                       /s/ ELLENORE O'HANRAHAN
                                       -----------------------------------------
                                       Ellenore O'Hanrahan, Secretary



Dated: March 13, 1998

                                 PROXY STATEMENT

GENERAL

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of ACNielsen Corporation ("ACNielsen" or the "Company") of proxies for the Annual Meeting of Shareholders to be held on April 15, 1998. These proxy materials are being mailed to Shareholders commencing approximately March 13, 1998.

     The principal executive offices of ACNielsen are located at 177 Broad Street, Stamford, Connecticut 06901 and its telephone number is (203) 961-3000.

SPIN-OFF FROM DUN & BRADSTREET

     The Company began operating as an independent, publicly-held company on November 1, 1996 as a result of its spin-off (the "Spin-Off") on that date from The Dun & Bradstreet Corporation ("Dun & Bradstreet"). Prior to the Spin-Off, the Company operated as a wholly-owned business of Dun & Bradstreet.

VOTING AND REVOCABILITY OF PROXIES

     Your vote is important and the Board of Directors urges you to exercise your right to vote.

     Sending in a signed proxy will in no way limit your right to vote at the Annual Meeting if you later decide to attend in person. Any Shareholder giving a proxy has the right to revoke it at any time before it is exercised by executing and returning a proxy bearing a later date, by giving written notice of revocation to the Secretary of ACNielsen, or by attending the meeting and voting in person. Proxies must be filed with the secretary of the meeting prior to or at the commencement of the Annual Meeting. All properly executed proxies not revoked will be voted at the meeting in accordance with the instructions contained therein. A proxy which is signed and returned by a Shareholder of record without specification marked in the instruction boxes will be voted, as to proposals specified in the proxy, in accordance with the recommendations of the Board of Directors as outlined in this Proxy Statement. If any other proposals are brought before the meeting and submitted to a vote, all proxies will be voted in accordance with the judgment of the persons voting the respective proxies.

     The preceding paragraph does not apply to shares held in a participant's account in the ACNielsen Corporation Employee Stock Ownership Plan (the "ESOP") and the ACNielsen Corporation Savings Plan (the "Savings Plan"). For participants in those plans, each of which have contributions invested in ACNielsen Common Stock, the trustee of those plans has agreed that the proxy will serve as a voting instruction for the trustee. The proxy will also serve as a proxy for any shares registered in the participant's own name. Proxies covering shares in the plans must be received prior to April 8, 1998. If a proxy covering shares in the ESOP or Savings Plan has not been received prior to April 8, 1998 or if it is signed and returned without specification marked in the instruction boxes, the trustee will vote those plan shares in the same proportion as the respective shares in such plan for which it has received instructions, except as otherwise required by law.

RECORD DATE

     The Board of Directors has fixed the close of business on February 19, 1998 as the record date (the "Record Date") for the determination of the Shareholders entitled to receive notice of, and to vote at, the Annual Meeting. The only outstanding equity or voting securities of ACNielsen are shares of Common Stock, par value $0.01 per share. Only holders of record of shares of Common Stock as of the Record Date will be entitled to vote at the meeting. As of the close of business on February 19, 1998, ACNielsen had outstanding 57,223,470 shares of Common Stock. Each such share will be entitled to one vote.

PROXY SOLICITATION

     In connection with proxy soliciting material mailed to Shareholders, employees of ACNielsen may communicate with Shareholders personally or by telephone, facsimile or mail to solicit their proxies. ACNielsen has also retained the firm of Innisfree M&A Incorporated to assist in the solicitation of proxies for a fee estimated at

$10,000 plus expenses. ACNielsen will pay all expenses related to such solicitations of proxies. ACNielsen and Innisfree M&A Incorporated will request banks and brokers to solicit proxies from their customers where appropriate and will reimburse them for reasonable out-of-pocket expenses.

QUORUM AND VOTING REQUIREMENTS

     ACNielsen's by-laws provide that the holders of a majority in voting power of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at the Annual Meeting. Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

     Directors shall be elected by the holders of a plurality of the voting power present in person or represented by proxy and entitled to vote. Abstentions and broker "non-votes" shall not be counted for purposes of the election of directors.

                   SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

     The following tables set forth (i) the number of shares of ACNielsen Common Stock beneficially owned by each of the directors, each of the executive officers named in the Summary Compensation Table below, and all present directors and executive officers of ACNielsen as a group, at December 31, 1997 and (ii) the name and address of the only persons known to ACNielsen to be the beneficial owners (the "Owners") of more than five percent of the outstanding Common Stock and the number of shares so owned, to ACNielsen's knowledge, on December 31, 1997 (or, in the case of Richard C. Blum & Associates, L.P., Richard C. Blum & Associates, Inc. and Richard C. Blum, January 30, 1998). Such information is based upon information furnished by each such person or, in the case of each Owner, based upon a Schedule 13G or 13D filed by such Owner with the Securities and Exchange Commission ("SEC"). Unless otherwise stated, the indicated persons have sole voting and investment power over the shares listed. Percentages are based upon the number of shares of ACNielsen Common Stock outstanding at December 31, 1997 plus, where applicable, the number of shares that the indicated person and group had a right to acquire within 60 days of such date.


             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

                                                     AMOUNT AND NATURE           PERCENT OF
      NAME                                      OF BENEFICIAL OWNERSHIP (1)         CLASS
      ----                                      ---------------------------      ----------
Robert H. Beeby ...............................          8,738 (2)                   **
Robert J. Chrenc ..............................        210,594 *                     **
Michael P. Connors ............................        280,414 *                     **
Earl H. Doppelt ...............................        337,475 *                     **
Donald W. Griffin .............................          7,738                       **
Thomas C. Hays ................................          9,738                       **
Karen L. Hendricks ............................          9,738                       **
Robert M. Hendrickson .........................          8,738                       **
Robert Holland, Jr. ...........................          8,876 (3)                   **
Robert J Lievense .............................        427,294 *                     **
John R. Meyer .................................          8,870 (4)                   **
Brian B. Pemberton ............................          8,738 (5)                   **
Robert N. Thurston ............................         13,738 (6)                   **
Nicholas L. Trivisonno ........................        491,286 *                     **
All Directors and Executive Officers
 as a Group ...................................      1,831,975                      3.1%


--------------

* Includes purchases on the open market on November 4, 1996, the first day of regular way trading in the Company's Common Stock, in the amount of 45,607 shares in the case of Mr. Trivisonno, 28,504 shares in the case of Mr. Lievense, 28,504 shares in the case of Mr. Connors, 20,523 shares in the case of Mr. Doppelt and 20,523 shares in the case of Mr. Chrenc. Also includes purchases on the open market during the week commencing February 24, 1997 in the amount of 20,000 shares in the case of Mr. Trivisonno and 7,500 shares in the case of Mr. Lievense.

**   Less than 1%

(1)  The share amounts indicated include the following:

     (i) Shares which may be acquired by exercising stock options as of December 31, 1997 or within 60 days thereafter: Mr. Beeby, 5,834 shares; Mr. Chrenc, 189,583 shares; Mr. Connors, 250,073 shares; Mr. Doppelt, 315,277 shares; Mr. Griffin, 5,834 shares; Mr. Hays, 5,834 shares; Ms. Hendricks, 5,834 shares; Mr. Hendrickson, 5,834 shares; Mr. Holland, 5,834 shares; Mr. Lievense, 389,714 shares; Mr. Meyer, 5,834 shares; Mr. Pemberton, 5,834 shares; Mr. Thurston, 5,834 shares; Mr. Trivisonno, 424,238 shares.

     (ii) Shares of restricted stock granted under the Non-Employee Directors' Stock Incentive Plan: 1,904 shares for each of Messrs. Beeby, Griffin, Hays, Hendrickson, Meyer, Pemberton and Thurston and Ms. Hendricks and 2,042 shares for Mr. Holland.

    (iii) Shares held through the Employee Stock Ownership Plan: 488 shares for Mr. Chrenc, 496 shares for each of Messrs. Connors and Doppelt, 530 shares for Mr. Lievense and 555 shares for Mr. Trivisonno.

     As of December 31, 1997, the following directors also held stock units under the Non-Employee Directors' Deferred Compensation Plan: Mr. Hays, 1,429 units; Mr. Holland, 2,303 units; Mr. Pemberton, 2,574 units; Mr. Thurston, 3,439 units. Each stock unit entitles the holder to receive one share of ACNielsen stock after termination of service as a director.

(2) Includes 1,000 shares held by spouse as to which Mr. Beeby has shared voting power and shared investment power.

(3) Includes 1,000 shares owned jointly with spouse and as to which Mr. Holland has shared voting power and shared investment power.

(4) Includes 832 shares owned jointly with spouse and as to which Mr. Meyer has shared voting power and shared investment power.

(5) Includes 500 shares owned jointly with spouse and as to which Mr. Pemberton has shared voting power and shared investment power.

(6) Includes 2,000 shares owned jointly with spouse and as to which Mr. Thurston has shared voting power and shared investment power.


               BENEFICIAL OWNERS OF MORE THAN FIVE PERCENT OF OUTSTANDING SHARES

                                                    AMOUNT AND NATURE OF
          NAME AND ADDRESS                          BENEFICIAL OWNERSHIP       PERCENT OF CLASS
          ----------------                          --------------------       ----------------
 Harris Associates L.P. and its sole
  general partner, Harris Associates, Inc.,
 Two North LaSalle Street
 Suite 500
 Chicago, IL 60602 ..............................    8,387,845 (1)                14.60%

 FMR Corp., Edward C. Johnson 3d
  and Abigail P. Johnson,
 82 Devonshire Street
 Boston, MA 02109 ...............................    4,921,044 (2)                 8.56%

 Mellon Bank Corporation
 Boston Group Holdings, Inc.
 The Boston Company, Inc.
 c/o Mellon Bank Corporation
 One Mellon Bank Center
 Pittsburgh, PA 15258 ...........................    4,045,017 (3)                 7.04%

 Richard C. Blum & Associates, L.P.
 Richard C. Blum & Associates, Inc.
 Richard C. Blum
 909 Montgomery Street
 Suite 400
 San Francisco, CA 94133 ........................    2,949,600 (4)                 5.13%


---------------------

(1) Harris Associates L. P. and its sole general partner, Harris Associates, Inc., have jointly filed a Schedule 13G with the SEC reporting that they had, as of December 31, 1997, shared voting power over 8,387,845 shares of the Company's Common Stock, sole dispositive power over 2,117,379 shares and shared dispositive power over 6,270,466 shares.

(2)  FMR Corp., Edward C. Johnson 3d and Abigail P. Johnson have jointly filed a
     Schedule 13G with the SEC reporting that they had, as of December 31, 1997, sole dispositive power over 4,921,044 shares of the Company's Common Stock and that FMR Corp. also had sole voting power over 220,848 shares.

(3) Mellon Bank Corporation ("Mellon") and its subsidiaries Boston Group Holdings, Inc. ("BGH") and The Boston Company, Inc. ("BC") have jointly filed a Schedule 13G with the SEC reporting that, as of December 31, 1997, Mellon had (i) sole voting power over 3,071,990 shares of the Company's Common Stock (including 2,512,605 shares beneficially owned by BC and its parent BGH), (ii) shared voting power over 15,529 shares of the Company's Common Stock (including 14,800 shares beneficially owned by BC and BGH),
     (iii) sole dispositive power over 3,844,719 shares of the Company's Common Stock (including 3,249,629 shares beneficially owned by BC and BGH) and
     (iv) shared dispositive power over 184,684 shares of the Company's Common Stock (including 179,905 shares beneficially owned by BC and BGH).

(4) Richard C. Blum & Associates, L.P., Richard C. Blum & Associates, Inc. and Richard C. Blum have jointly filed a Schedule 13D with the SEC reporting that, as of January 30, 1998, they might be deemed to be beneficial owners with shared voting power and shared dispositive power with respect to all of the shares set forth opposite their names in the table.

                              ELECTION OF DIRECTORS

     The members of the Board of Directors of ACNielsen are classified into three classes, one of which is elected at each Annual Meeting of Shareholders to hold office for a three-year term and until successors of such class are elected and have qualified.

     The Board of Directors has nominated Messrs. Robert H. Beeby, Thomas C. Hays, Robert J Lievense and John R. Meyer for election as Class II Directors at the 1998 Annual Meeting for a three-year term expiring at the 2001 Annual Meeting of Shareholders. All of the nominees were elected directors in 1996 prior to, and in anticipation of, the Spin-Off. The nominees comprise all current Class II Directors.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION AS DIRECTORS
                                              ---
OF THE NOMINEES LISTED ABOVE.

     Except where otherwise instructed, proxies will be voted for election of all the nominees, all of whom are now members of the Board. In the event, which is not now anticipated, that any of such nominees should become unavailable to serve for any reason, shares for which proxies have been received will be voted for a substitute nominee unless the number of directors constituting the full Board and Class II is reduced.

     Set forth below is the principal occupation of, and certain other information regarding, the nominees and other Directors whose terms of office will continue after the Annual Meeting.


                   NOMINEES FOR CLASS II DIRECTORS FOR TERMS EXPIRING AT THE 2001 ANNUAL MEETING

                    POSITIONS WITH           DIRECTOR     PRINCIPAL OCCUPATION               OTHER
         NAME          ACNIELSEN              SINCE      DURING LAST FIVE YEARS    AGE   DIRRECTORSHIPS
         ----       --------------           --------    ----------------------    ---   -------------
Robert H. Beeby       Director                1996   Retired CEO, Frito-Lay, Inc.   66  Church & Dwight
                                                     (snack food manufacturer),         Company; The Columbia
                                                     1991 to present.                   Gas System, Inc.


Thomas C. Hays        Director                1996   Chairman and Chief Executive   62  Fortune Brands, Inc.;
                                                     Officer, Fortune Brands,           Gallaher Group Plc.
                                                     Inc. (consumer products),
                                                     1/95 to present; President
                                                     and Chief Operating Officer,
                                                     1/88 to 12/94.


Robert J Lievense     President, Chief        1996   President and Chief            52
                      Operating Officer              Operating Officer,
                      and Director                   ACNielsen, 5/96 to present;
                                                     Executive Vice President,
                                                     The Dun & Bradstreet
                                                     Corporation (business
                                                     information), 2/95 to
                                                     11/96; Senior Vice
                                                     President, 7/93 to 2/95;
                                                     Chairman, Dataquest
                                                     Incorporated (technology
                                                     information), 9/91 to 7/93;
                                                     President, NCH Promotional
                                                     Services, Inc. (coupon
                                                     processing), 8/90 to 7/93.


John R.Meyer          Director                1996   Professor Emeritus, Harvard    70  The Dun & Bradstreet
                                                     University, 1/97 to present;       Corporation; Union
                                                     Professor, Harvard                 Pacific Corporation;
                                                     University, 7/73 to 12/96.         The Mutual Life
                                                                                        Insurance Company of
                                                                                        New York.

                                                       5




                 CLASS III DIRECTORS HOLDING OFFICE FOR TERMS EXPIRING AT THE 1999 ANNUAL MEETING

                       POSITIONS WITH        DIRECTOR     PRINCIPAL OCCUPATION                OTHER
         NAME             ACNIELSEN           SINCE      DURING LAST FIVE YEARS     AGE    DIRECTORSHIPS
         ----          --------------        --------    ----------------------     ---    -------------
Michael P. Connors    Vice Chairman and       1996   Vice Chairman, ACNielsen,      42
                      Director                       5/96 to present; Senior Vice
                                                     President, The Dun &
                                                     Bradstreet Corporation
                                                     (business information),
                                                     4/95 to 11/96; Senior Vice
                                                     President, American Express
                                                     Travel Related Services
                                                     (travel and financial
                                                     services), 9/89 to 3/95.


Karen L. Hendricks    Director                1996   Chairman, President and      49    Baldwin Piano & Organ
                                                     Chief Executive Officer,           Company;
                                                     Baldwin Piano & Organ              The Columbia Gas
                                                     Company (manufacturer of           System, Inc.
                                                     musical instruments), 1/97
                                                     to present; President and
                                                     Chief Executive Officer,
                                                     11/94 to 1/97; Executive
                                                     Vice President & General
                                                     Manager, Skin Care Division,
                                                     The Dial Corp (consumer
                                                     products), 5/92 to 9/94.


Robert Holland, Jr.   Director                1996   President and Chief            57  Frontier Corporation;
                                                     Executive Officer, WorkPlace       The Mutual Life
                                                     Integrators (office                Insurance Company
                                                     furniture dealer), 6/97 to         of New York;
                                                     present; President and Chief       Olin Corporation;
                                                     Executive Officer, Ben &           Tricon Global
                                                     Jerry's Homemade, Inc. (ice        Restaurants, Inc.
                                                     cream and frozen desserts),
                                                     2/95 to 10/96; Chairman,
                                                     Rokher-J, Inc. (management
                                                     consulting), 10/91 to 2/95
                                                     and 10/96 to 6/97.


Robert N. Thurston    Director                1996   Business consultant, 1985 to   65  Ag-Bag International
                                                     present; former Executive          Ltd.; McDonald's
                                                     Vice President, The Quaker         Corporation.
                                                     Oats Company.



                  CLASS I DIRECTORS HOLDING OFFICE FOR TERMS EXPIRING AT THE 2000 ANNUAL MEETING

                        POSITIONS WITH        DIRECTOR     PRINCIPAL OCCUPATION                 OTHER
         NAME              ACNIELSEN           SINCE      DURING LAST FIVE YEARS     AGE    DIRECTORSHIPS
         ----           --------------        --------    ----------------------     ---    -------------
Donald W. Griffin       Director                1996   Chairman, President and        61  Olin Corporation;
                                                       Chief Executive Officer,           Rayonier Inc.;
                                                       Olin Corporation                   Rayonier Forest
                                                       (manufacturer of chemicals,        Products Company.
                                                       metals and ammunition), 4/96
                                                       to present; President and
                                                       Chief Executive Officer,
                                                       1/96 to 4/96; President and
                                                       Chief Operating Officer,
                                                       2/94 to 12/95; Vice
                                                       Chairman-Operations,
                                                       1/93 to 2/94.


Robert M. Hendrickson   Director                1996   President, Juno Capital        68
                                                       Partners, Ltd. (corporate
                                                       finance and investment
                                                       management consulting), 4/88
                                                       to present; Chairman, Juno
                                                       Land Investment Corporation
                                                       (residential real estate
                                                       development), 1/90 to
                                                       present; President, Juno
                                                       Land Development Corporation
                                                       (commercial real estate
                                                       development), 7/96 to
                                                       present.


Brian B.                Director                1996   President and Chief            53  ROHN Industries, Inc.
Pemberton                                              Executive Officer, ROHN
                                                       Industries, Inc.
                                                       (manufacturer of cellular
                                                       and PCS industry towers and
                                                       shelters), 4/97 to present;
                                                       business consultant, 1/97
                                                       to 4/97; President-SKYCELL
                                                       Services, American Mobile
                                                       Satellite Corporation
                                                       (mobile communications),
                                                       8/96 to 12/96; President
                                                       and Chief Executive
                                                       Officer, 4/95 to 8/96;
                                                       President, 4/90 to 4/95.


Nicholas L. Trivisonno  Chairman, Chief         1996   Chairman and Chief Executive   50  Rayonier Inc.
                        Executive Officer              Officer, ACNielsen, 5/96 to
                        and Director                   present; Executive Vice
                                                       President-Finance and Chief
                                                       Financial Officer, The Dun
                                                       & Bradstreet Corporation
                                                       (business information),
                                                       9/95 to 11/96; Executive
                                                       Vice President-Strategic
                                                       Planning and Group
                                                       President, GTE Corporation
                                                       (telecommunications), 10/93
                                                       to 7/95; Senior Vice
                                                       President-Finance, 1/89 to
                                                       10/93; director, 4/95 to
                                                       7/95.


                      MEETINGS AND COMMITTEES OF THE BOARD

     The Board of Directors held seven meetings during 1997. In addition, eight meetings of Board Committees were held. No director attended fewer than 75% of the aggregate of all meetings of the Board of Directors and of the Board Committees on which he or she served.

     The Board of Directors has three standing Committees comprising (i) the Audit and Finance Committee, (ii) the Compensation Committee and (iii) the Nominating Committee.

     The principal functions of the Audit and Finance Committee are to (i) assure that the internal accounting controls of the Company are adequate to ensure that the Company's financial statements are prepared in accordance with generally accepted accounting principles, and (ii) review the key financial aspects of the Company's business, develop recommendations and render reports with respect thereto to the Board. The Audit and Finance Committee consists of Messrs. Hendrickson (Chairman), Griffin, Holland, Meyer, Pemberton and Ms. Hendricks. The Audit and Finance Committee held three meetings during 1997.

     The principal functions of the Compensation Committee are to (i) review and approve the annual compensation and benefits of senior executives, and (ii) administer the compensation and benefit plans maintained by the Company. It also has the authority to amend all compensation and benefit plans maintained by the Company to the extent the delegation of such authority to the Compensation Committee is permitted under such plans. In performing its responsibilities, the Compensation Committee advises on, recommends and approves executive and professional compensation policies, strategies and pay levels and assists the Board in ensuring that the Company's officers, key executives and Board members are compensated in accordance with the executive and professional compensation policy established by the Board of Directors. The Compensation Committee consists of Messrs. Thurston (Chairman), Beeby, Griffin, Hays and Pemberton. The Compensation Committee held four meetings during 1997.

     The principal functions of the Nominating Committee are to (i) recommend criteria to the Board regarding qualifications for Board membership, (ii) review the qualifications of candidates for Board membership and (iii) recommend candidates to the Board for election as directors. Shareholders' recommendations for nominees for membership on the Board of Directors will be considered by the Nominating Committee. The Nominating Committee has not adopted formal procedures for the submission of such recommendations. However, Shareholders may recommend nominees to the Nominating Committee by submitting the names in writing to: John
R. Meyer, Chairman of the Nominating Committee, ACNielsen Corporation, 177 Broad Street, Stamford, CT 06901. ACNielsen's by-laws specify certain time limitations, notice requirements and other procedures applicable to the submission of nominations to be brought before an Annual or Special Meeting of the Company. The Nominating Committee consists of Messrs. Meyer (Chairman), Beeby, Hays and Hendrickson. The Nominating Committee held one meeting during 1997.

                          RATIFICATION OF SELECTION OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

     Upon the recommendation of the Audit and Finance Committee, the Board of Directors of ACNielsen has selected Arthur Andersen LLP ("Arthur Andersen") as independent public accountants to audit the consolidated financial statements of the Company for the year 1998. In accordance with a resolution of the Board of Directors, this selection is being presented to Shareholders for ratification at the Annual Meeting.

     Arthur Andersen was originally appointed by the Board as the Company's independent public accountants, effective as of the Spin-Off, and after the Board had consulted with, and received the approval of, those persons who were to be appointed to the Board's Audit and Finance Committee when that Committee was subsequently formed.

     Arthur Andersen has acted as the Company's independent public accountants since the Spin-Off. Coopers & Lybrand L.L.P. ("Coopers & Lybrand") had been engaged by Dun & Bradstreet prior to the Spin-Off to audit the financial statements of ACNielsen in connection with the Spin-Off.

     In connection with the audits of the financial statements of ACNielsen as of December 31, 1997 and 1996, and for each of the two years in the period ended December 31, 1997, the report of Arthur Andersen contained no adverse opinion or a disclaimer of opinion, or qualification or modification as to uncertainty, audit scope, or accounting principles.

     During ACNielsen's 1994 and 1995 fiscal years, and the ten-month period in 1996 prior to engaging Arthur Andersen, neither ACNielsen nor, to the best of ACNielsen's knowledge, anyone acting on ACNielsen's behalf, consulted Arthur Andersen regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, the type of audit opinion that might be rendered on ACNielsen's financial statements, or a written report or oral advice provided to ACNielsen that Arthur Andersen concluded was an important factor considered by ACNielsen in reaching a decision as to the accounting, auditing or financial reporting issue or (ii) any matter that was the subject of a disagreement (as defined in paragraph 304(a)(1)(iv) of Regulation S-K) with the former accountant or a reportable event (as described in paragraph 304(a)(1)(v) of Regulation S-K).

     In connection with the audits of the financial statements of ACNielsen as of December 31, 1995 and 1994, and for each of the two years in the period ended December 31, 1995, and in the subsequent ten-month interim period in 1996, no disagreements existed between ACNielsen and Coopers & Lybrand on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that, if not resolved to the satisfaction of Coopers & Lybrand, would have caused it to make reference to the subject matter of the disagreement in connection with its report.

     A representative of Arthur Andersen is expected to be present at the Annual Meeting. Such representative will have the opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions.

     If the proposal to ratify the selection of Arthur Andersen is not approved by Shareholders, or if prior to the 1999 Annual Meeting, Arthur Andersen declines to act or otherwise becomes incapable of acting, or if its employment is discontinued by the Board of Directors, then the Board of Directors will appoint other independent accountants whose employment for any period subsequent to the 1999 Annual Meeting will be subject to ratification by the Shareholders at that meeting.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE
                                              ---
SELECTION OF ARTHUR ANDERSEN.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

REPORT OF THE COMPENSATION COMMITTEE

  BACKGROUND

     This report to Shareholders reviews the decisions made and actions taken by the Compensation Committee of the Board of Directors (the "Committee") as they relate to the compensation of the Chairman and Chief Executive Officer and the other executive officers, all of whom are named in the Summary Compensation Table (the "named officers"), for the period from January 1, 1997 to December 31, 1997.

     The Committee's oversight of the Company's executive compensation program is directed by an overall philosophy intended to meet several important criteria: (i) enable the Company to retain and attract the necessary strategic leadership resources; (ii) directly link management compensation to the Company's share price appreciation and, therefore, Shareholder value appreciation; and (iii) tie pay to the Company's achievement of a financial turnaround. In all of its executive compensation determinations, the Committee considered the nature of the financial and operational challenges and opportunities facing the Company.

  EXECUTIVE COMPENSATION PROGRAM -- OVERVIEW AND ACTIONS

     The executive compensation program for the named officers is comprised of two principal elements: annual cash compensation (consisting of base salaries and annual incentives) and long-term incentives (consisting of turnaround incentives and stock option awards). These plans were each designed to further the Shareholders' interests by facilitating the employment of talented executives and motivating them to achieve superior levels of performance. An overview of each of these elements and the specific actions taken is provided below.

  ANNUAL CASH COMPENSATION

     Annual cash compensation for the named officers consists of base salary and an annual at-risk incentive.

     At the time of the Spin-Off from Dun & Bradstreet in November 1996, the Committee reviewed competitive pay data, and set base salary levels and annual incentive targets for the named officers for the period through December 31, 1998. In making its determinations at that time, the Committee examined pay data provided by an independent executive compensation consultant for similar or related positions in a 28-company sample of consumer packaged goods companies and reviewed such data with the consultant. In addition, the Committee considered compensation practices among professional service firms.

     The Company considers these to be relevant competitive frames of reference as the pay levels reflect compensation levels for the labor market within which ACNielsen competes for executive talent. The Committee is aware that this comparison group differs from that used for relative shareholder return comparison purposes in this Proxy Statement's performance graph. The Committee believes that the performance graph peer group does not reflect the labor market within which the Company competes for executive resources.

     The annual incentive links the award of each named officer to performance measures most appropriate to his responsibilities. To focus efforts on overall Company objectives, their awards were tied to corporate performance, as defined by revenue, operating income and net income, employee satisfaction, and their contributions toward the Company's achievements in 1997, including the significant increase in the Company's market capitalization; development of the Company's corporate direction; enhanced recognition of the Company among the investment community; and significant improvement in client and retailer satisfaction levels.

     In accordance with the Committee's decision at the time of the Spin-Off to set base salaries and annual incentive targets through December 31, 1998, no adjustments to base salary or annual incentive targets were made during 1997 for the named officers.

  LONG-TERM INCENTIVE COMPENSATION

     The Company provides the named officers with incentives linked to longer-term corporate performance through the turnaround incentive described below and through equity-based incentives. The combination of these two key elements is intended to enable the named officers to benefit accordingly when meaningful Shareholder wealth has been created, and directly link a significant portion of total and at-risk compensation to the Company's long-term stock performance.

     Turnaround Incentive. ACNielsen's turnaround incentive, granted at the time of the Spin-Off, heightens the focus for the named officers on the need to dramatically improve the Company's financial results. The turnaround incentive provides awards to the named officers based on the Company's cumulative revenue growth, operating income and return on investment performance over a two-year period. In connection with the Spin-Off, the Committee approved the adoption of the turnaround incentive and specific incentive targets for the named officers and performance objectives for the 1997-1998 performance period.

     Stock Options. The equity-based incentive plans provide the named officers with stock option-based incentives. The equity-based incentive plans are generally designed to provide periodic grants of options to acquire the Company's Common Stock.

     In connection with the Spin-Off of the Company as an independent, publicly-traded corporation, grants of new stock options ("Effective Date Options") were made to the named officers in 1996. These Effective Date Options were granted with an exercise price based on the average of the high and low trading prices of ACNielsen Common Stock on the first day of regular way trading as an independent company. These grants made to the named officers anticipated no additional stock option grants to the named officers prior to November 1999.

The Effective Date Options granted to the named officers become exercisable ratably over six years. In addition, these options have a performance-accelerated vesting provision whereby one half of the unvested options become exercisable if the Company's stock price reaches 150% of the exercise price for five consecutive trading days and the remaining unvested options become exercisable if the Company's stock price reaches 200% of the exercise price for five consecutive trading days. In September 1997, the Company's stock price achieved the first of these performance-accelerated vesting thresholds.

     The Effective Date Option grants were approved as part of the launching of the independent ACNielsen, were designed to maximize the incentive to increase the value of ACNielsen to its Shareholders, and recognized both (i) the reduced long-term cash compensation opportunity available to the named officers as compared to the long-term cash compensation that had been available to them at Dun & Bradstreet prior to the Spin-Off and (ii) that the executive compensation program anticipates no additional stock option grants to the named officers prior to November 1999.

     A portion of the stock options granted in connection with the Spin-Off reflected the substitution of ACNielsen options ("Substitute Options") for Dun & Bradstreet stock options held by the named officers as of the Spin-Off. The conversion method was agreed to as part of the Spin-Off agreements with Dun & Bradstreet and was calculated by comparing Dun & Bradstreet's average stock price over the five consecutive trading days immediately preceding the first date on which Dun & Bradstreet Common Stock traded ex-dividend and ACNielsen's average stock price for the first five consecutive trading days starting on the first date on which ACNielsen Common Stock traded regular way. The conversion resulted in an increased number of options, each with lower exercise prices to preserve the economic value of the Dun & Bradstreet options, all of which Dun & Bradstreet options initially had been granted at fair market value. Other material provisions, including the normal vesting schedule and term, were not changed.

     No new grants of stock options were made to the named officers in 1997.

  COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER

     In October 1996, the Committee reviewed the base salary and annual incentive target for the Company's Chairman and Chief Executive Officer, Nicholas L. Trivisonno. As set forth above, (i) no adjustments were made to Mr. Trivisonno's base salary or annual incentive target during 1997 and (ii) no additional stock option grants were made to Mr. Trivisonno in 1997.

     The Committee awarded Mr. Trivisonno an annual incentive award of $800,000 for 1997 based on its assessment of the Company's financial performance as having substantially met its revenue, and significantly exceeded its operating income and net income performance targets, and in recognition of the Company having made substantial progress in improving employee satisfaction. Additionally, the Committee considered Mr. Trivisonno's important contributions toward the Company's significant achievements in 1997, including the significant increase in the Company's market capitalization; development of the Company's corporate direction; enhanced recognition of the Company among the investment community; and significant improvement in client and retailer satisfaction levels.

  $1 MILLION DEDUCTION LIMIT

     Section 162(m) of the Internal Revenue Code (the "Code") limits deductibility of certain compensation for the Chief Executive Officer and the additional four executive officers who are highest paid and employed at year-end to $1 million per year per executive. The $1 million limit on deductibility does not apply to compensation that meets the requirements for qualified performance-based compensation as further described under the Code.

     The 1996 ACNielsen Corporation Senior Executive Incentive Plan and the 1996 ACNielsen Corporation Key Employees' Stock Incentive Plan, approved by Shareholders last year, enable the Company to meet the conditions to allow compensation under those plans to qualify for tax deductibility under the Code.

  IN CONCLUSION

     The Committee believes the executive compensation program described above, through the Committee's administration of the elements of the program, will facilitate the Company's ability to retain, motivate and attract the executive resources required to maximize Shareholder returns. The emphasis on variable pay and the direct link to both short- and long-term results, as well as financial and stock performance, links pay to critical measures of Company performance.

  THE COMPENSATION COMMITTEE

         Robert N. Thurston, Chairman
         Robert H. Beeby
         Donald W. Griffin
         Thomas C. Hays
         Brian B. Pemberton

  PERFORMANCE GRAPH

     The following graph compares the cumulative total return to Shareholders of ACNielsen Common Stock to the cumulative total return of the Standard & Poor's 500 Index and a peer group. Since there is no widely recognized standard industry group or index comprising ACNielsen and peer companies, the BusinessWeek magazine Other Services group of companies has been used as the peer group. This is an independently compiled company grouping that includes ACNielsen and 14 other companies. As ACNielsen only commenced regular way trading on the New York Stock Exchange on November 4, 1996, the period covered by the graph begins on that date and ends on December 31, 1997.

                      COMPARISON OF CUMULATIVE TOTAL RETURN

             ACNIELSEN, S&P 500 & BUSINESSWEEK OTHER SERVICES GROUP

                 [GRAPHICAL REPRESENTATION OF PERFORMANCE GRAPH]



                 YEAR ENDING                   1996         1997
             -------------------              -------     -------
             ACNielsen ..................     $ 97.57     $156.00
             S&P 500 ....................     $104.99     $140.02
             BW Group ...................     $ 97.80     $131.84


SOURCE: STANDARD & POOR'S
ASSUMES $100 INVESTED ON 11/4/96
ASSUMES DIVIDEND REINVESTMENT


THE PEER GROUP IS MADE UP OF COMPANIES IN THE BUSINESSWEEK MAGAZINE OTHER SERVICES GROUP AS PUBLISHED ON DECEMBER 29, 1997. HOWEVER, THE PEER GROUP RETURN FIGURES SHOWN IN THE GRAPH EXCLUDE ACNIELSEN AND ONE COMPANY THAT DOES NOT HAVE A STOCK PRICE HISTORY FOR THE PERIOD SHOWN. THE GRAPH INCLUDES THE FOLLOWING
COMPANIES: ACCUSTAFF, INC., BORG-WARNER SECURITY CORPORATION, CDI CORPORATION, COGNIZANT CORPORATION, CEDANT CORPORATION, HANDLEMAN COMPANY, INTERIM SERVICES INC., KELLY SERVICES INC., MANPOWER INC., OLSTEN CORPORATION, SERVICE CORPORATION INTERNATIONAL, SERVICEMASTER LIMITED PARTNERSHIP, AND UNITED AUTO GROUP, INC. IN ACCORDANCE WITH SEC REQUIREMENTS, THE RETURN FOR EACH ISSUER IN THE PEER GROUP HAS BEEN WEIGHTED ACCORDING TO ITS STOCK MARKET CAPITALIZATION AT THE BEGINNING OF EACH PERIOD FOR WHICH A RETURN IS INDICATED.

SUMMARY COMPENSATION TABLE

     With the exception of Robert J. Chrenc, the executive officers named in the Summary Compensation Table below were employed by Dun & Bradstreet until the Spin-Off. Accordingly, as reflected in the Summary Compensation Table, such executive officers' compensation, both annual and long-term, for all periods up to the November 1, 1996 Spin-Off was paid by Dun & Bradstreet based on their responsibilities at Dun & Bradstreet and their compensation for the remainder of 1996 was paid by ACNielsen. All 1995 compensation was paid by Dun & Bradstreet.


                                                                                       LONG-TERM COMPENSATION
                                                                                  --------------------------------
                                                       ANNUAL COMPENSATION                AWARDS         PAYOUTS
                                                  ------------------------------- --------------------  ----------
    (a)                         (b)                 (c)        (d)       (e)          (f)        (g)       (h)        (i)
                                                                                             SECURITIES
                                                                     OTHER ANNUAL RESTRICTED UNDERLYING  LONG-TERM  ALL OTHER
                                                                        COMPEN-     STOCK     OPTIONS/   INCENTIVE   COMPEN-
                                                  SALARY      BONUS   SATION (1)  AWARD(S)(2) SARS (3)  PAYOUTS (4) SATION (5)
NAME AND PRINCIPAL POSITION    YEAR                ($)        ($)         ($)          ($)        (#)       ($)         ($)
---------------------------    ----               ------      -----   ----------- ----------  --------- ----------- ----------
Nicholas L. Trivisonno (6)     1997      ART      550,000    800,000      54,768        0            0           0     5,600   ART
Chairman and Chief             =====================================================================================================
 Executive Officer             1996      ART       91,667     86,000        --          0      740,145           0     3,208   ART
                                         D&B      375,000    691,667        --          0            0     550,000         0   D&B
                                                  -------    -------                   ---     -------   ---------    ------
                                         Total    466,667    777,667        --          0      740,145     550,000     3,208   Total
                               =====================================================================================================
                               1995      D&B      146,591    175,000        --          0       24,114           0         0   D&B
                               =====================================================================================================

Robert J Lievense              1997      ART      475,000    565,000     163,579        0            0           0     5,600   ART
President and Chief            =====================================================================================================
 Operating Officer             1996      ART       79,167     64,000        --          0      606,522           0     2,771   ART
                                         D&B      368,333    694,406         576        0            0   1,096,341    27,791   D&B
                                                  -------    -------                   ---     -------   ---------    ------
                                         Total    447,500    758,406         576        0      606,522   1,096,341    30,562   Total
                               =====================================================================================================
                               1995      D&B      411,026    265,662       1,187     307,988    15,696     116,112    23,216   D&B
                               =====================================================================================================

Michael P. Connors (7)         1997      ART      375,000    525,000        --          0            0           0     5,600   ART
Vice Chairman                  =====================================================================================================
                               1996      ART       62,500     56,000        --          0      437,649           0     2,188   ART
                                         D&B      263,333    622,500     551,914        0            0     392,800     8,001   D&B
                                                  -------    -------                   ---     -------   ---------    ------
                                         Total    325,833    678,500     551,914        0      437,649     392,800    10,189   Total
                               =====================================================================================================
                               1995      D&B      225,000    439,180        --       249,951    16,759           0         0   D&B
                               =====================================================================================================

Earl H. Doppelt                1997      ART      375,000    375,000        --          0            0           0     5,600   ART
Executive Vice President       =====================================================================================================
 and General Counsel           1996      ART       62,500     43,000        --          0      504,325           0     2,188   ART
                                         D&B      295,833    791,666        --          0            0     888,000    22,642   D&B
                                                  -------    -------                   ---     -------   ---------    ------
                                         Total    358,333    834,666        --          0      504,325     888,000    24,830   Total
                               =====================================================================================================
                               1995      D&B      340,000    446,960        --        79,992     9,411           0     5,671   D&B
                               =====================================================================================================

Robert J. Chrenc (8)           1997      ART      350,000    375,000        --          0            0           0     5,600   ART
Executive Vice President       =====================================================================================================
 and Chief Financial           1996      ART      204,167    175,000        --          0      325,000           0     2,042   ART
 Officer                       =====================================================================================================
                               1995                     0          0         0          0            0           0         0
                               =====================================================================================================


------------

(1) Of the 1997 amount shown for Mr. Trivisonno, $42,486 represents Company-paid transportation. Of the 1997 amount shown for Mr. Lievense, (i) $130,808 represents commutation expenses comprised of reimbursement for travel and lodging and Company-paid transportation, consistent with a prior arrangement Mr. Lievense had with Dun & Bradstreet, and (ii) $23,271 represents reimbursement for related taxes. The 1995 and 1996 amounts shown for Mr. Lievense represent reimbursement for taxes with respect to Company-directed spousal travel. The 1996 amount shown for Mr. Connors represents reimbursement for relocation expenses as follows: $303,250 for relocation expenses incurred and $248,664 for taxes. There are no amounts required to be reported for the other named officers.

(2) The 1995 amounts represent the dollar value on the date of grant of Dun & Bradstreet restricted stock granted in that year. In connection with the Spin-Off, all restrictions on outstanding Dun & Bradstreet restricted stock terminated. There were no restricted stock holdings outstanding for the named officers at December 31, 1997.

(3) Amounts shown represent the number of nonqualified stock options granted each year. Amounts shown for 1996 include both Substitute Options granted to replace Dun & Bradstreet options held by the named officers as of the Spin-Off and Effective Date Options granted as part of the launching of ACNielsen. The number of Substitute Options granted to the named officers was as follows: Mr. Trivisonno--90,145; Mr. Lievense--181,522; Mr. Connors--62,649; Mr. Doppelt--179,325; Mr. Chrenc--0. The number of Effective Date Options granted was as follows: Mr. Trivisonno--650,000; Mr. Lievense--425,000; Mr. Connors--375,000; Mr. Doppelt--325,000; and Mr.
     Chrenc--325,000. Under the current executive compensation program approved by the Committee, it is anticipated that the named officers will not receive additional stock option grants prior to November 1999. The amounts shown for 1995 represent Dun & Bradstreet options which were terminated upon the Spin-Off and which were replaced by Substitute Options. Accordingly, the total number of Substitute Options received by each of the named officers in 1996 and listed above includes options to replace the listed 1995 options. Limited SARs were granted in tandem with all listed options. No new options were granted in 1997.

(4) The amounts shown represent payments made by Dun & Bradstreet under its long-term incentive plans. The 1996 payments include accelerated payments made under such plans as a result of the Spin-Off.

(5) The 1996 ACNielsen amount and 1997 amount represents Company contributions for the account of the named officers under the ACNielsen Employee Stock Ownership Plan. The 1995 and 1996 Dun & Bradstreet amounts represent aggregate Dun & Bradstreet contributions for the account of the named officers under the Dun & Bradstreet Profit Participation Plan and the Dun & Bradstreet Profit Participation Benefit Equalization Plan.

(6) The 1995 salary and bonus for Mr. Trivisonno represent the amounts earned from his date of employment, September 5, 1995.

(7) The 1995 salary and bonus for Mr. Connors represent the amounts earned from his date of employment, April 3, 1995.

(8) The 1996 salary and bonus for Mr. Chrenc represent the amounts earned from his date of employment, June 1, 1996.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

     None of the named executive officers were granted options or stock appreciation rights in 1997.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

     The following table provides information as to options exercised by each of the named executive officers of ACNielsen during 1997, and the number of securities underlying unexercised options and the value of unexercised in-the-money options at fiscal year-end.


                                                            NUMBER OF SECURITIES
                                                           UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                               SHARES                        OPTIONS/SARS AT FISCAL     IN-THE-MONEY OPTIONS/SARS
                               ACQUIRED          VALUE         YEAR-END (#)(1)         AT FISCAL YEAR-END ($)(2)
                              ON EXERCISE       REALIZED   --------------------------  --------------------------
 NAME                            (#)              ($)      EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
---------------------------   -----------       --------   -----------  -------------  -----------  -------------
Nicholas L. Trivisonno ....       0                0         424,238       315,907      3,541,186     2,630,524
Robert J Lievense .........       0                0         389,714       216,808      3,273,598     1,818,207
Michael P. Connors ........       0                0         250,073       187,576      2,115,592     1,590,226
Earl H. Doppelt ...........       0                0         315,277       189,048      2,722,147     1,597,860
Robert J. Chrenc ..........       0                0         189,583       135,417      1,593,692     1,138,356


--------

(1) No SARs were outstanding at December 31, 1997. However, all outstanding options were granted in tandem with limited SARs which may be exercised, in whole or in part, only during the 30-day period beginning on the first day following the acquisition of at least 20% of all outstanding Common Stock pursuant to any tender or exchange offer not made by the Company.

(2) The values shown equal the difference between the exercise price of unexercised in-the-money options and the average of the high and low trading prices of ACNielsen Common Stock on December 31, 1997. Options are in-the-money if the fair market value of the Common Stock exceeds the exercise price of the option.

LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

     No long-term awards were made to the named executive officers in 1997.

ACNIELSEN RETIREMENT BENEFITS

     The following table sets forth the estimated average annual benefits payable under the ACNielsen Corporation Supplemental Executive Retirement Plan ("SERP") to persons in specified average final compensation and credited service classifications upon retirement at age 65. Amounts shown in the table also include (i) U.S. Social Security benefits, (ii) benefits payable under the ACNielsen Corporation Balance Account for Retirement Plan and the ACNielsen Corporation Retirement Benefit Excess Plan (qualified and excess defined benefit plans, respectively, the benefits of which are not determined with reference to final average compensation), and (iii) benefits, if any, payable under predecessor plans of Dun & Bradstreet, all of which would be deducted in calculating benefits payable under the SERP.

     SERP benefits, which vest after five years of credited service, are calculated as 5% of average final compensation per year, for the first ten years of credited service, and 2% per year for the next five years, up to a maximum of 60% of average final compensation after 15 years of credited service. Benefits payable under the SERP are greater than benefits payable under ACNielsen's qualified and excess defined benefit plans.



                                               ESTIMATED AGGREGATE ANNUAL ACNIELSEN RETIREMENT
  AVERAGE                                            BENEFIT ASSUMING CREDITED SERVICE OF:
   FINAL                                     -----------------------------------------------------
COMPENSATION                                   5 YEARS       10 YEARS      15 YEARS       20 YEARS
------------                                 ----------      --------      --------       --------
$410,000 .................................    $102,500       $205,000      $246,000       $246,000
 470,000 .................................     117,500        235,000       282,000        282,000
 510,000 .................................     127,500        255,000       306,000        306,000
 570,000 .................................     142,500        285,000       342,000        342,000
 610,000 .................................     152,500        305,000       366,000        366,000
 670,000 .................................     167,500        335,000       402,000        402,000
 710,000 .................................     177,500        355,000       426,000        426,000
 770,000 .................................     192,500        385,000       462,000        462,000



     The number of years of credited service for Messrs. Trivisonno, Lievense, Connors, Doppelt and Chrenc are, respectively, two, eight, two, three and one.

     Compensation for the purpose of determining SERP benefits consists of base salary and regular annual cash bonuses. Severance pay, income derived from equity-based awards and other forms of special remuneration are excluded (including bonuses based on a performance period of longer than one year).

     For 1997, pensionable earnings under the SERP do not include bonuses earned in 1997 and paid in 1998 to the named executive officers, which were included in the annual compensation column in the Summary Compensation Table. The following amounts are deemed pensionable earnings under the SERP for 1997. They consist of 1997 base salary and 1996 bonuses paid in 1997: $636,000 for Mr. Trivisonno, $539,000 for Mr. Lievense, $431,000 for Mr. Connors, $418,000 for Mr. Doppelt and $525,000 for Mr. Chrenc.

     Average final compensation is defined as the highest average annual compensation during five consecutive twelve-month periods in the last ten consecutive twelve-month periods of the member's credited service. The benefits shown in the table above are calculated on a straight-life annuity basis.

CHANGE IN CONTROL SEVERANCE AGREEMENTS

     The Company has entered into agreements with the executive officers named in the Summary Compensation Table providing severance benefits in the event of a termination of employment in the circumstances described below following a "change in control" (as defined below) of the Company. The agreements were effective as of November 1, 1996 and remain in effect through December 31, 1999. On each January 1st thereafter, the agreement automatically extends for an additional year unless notice is given to the contrary by the Company prior to the preceding September 30th. Following the end of the month in which a change in control occurs, the agreements will remain in effect for no more than an additional 15 months (the "Protected Period").

     Benefits become payable in the event the executive is terminated during the Protected Period without "cause" (generally, the executive's willful and continued failure to perform his duties or his engaging in conduct that is materially injurious to the Company) or the executive terminates employment during that period for "good reason" (generally, an unfavorable change in employment status, reduction in compensation or benefits, required relocation or the lapse of 12 months following the change in control). The benefits payable under the agreements include (i) a lump sum amount equal to three times the sum of the executive's annual base salary and annual bonus, (ii) full vesting under the SERP and crediting of the maximum number of years of service for purposes of determining the amount of retirement benefits, (iii) a pro-rated portion of the executive's annual target bonus and a full target bonus payable with respect to any performance period longer than one year, (iv) cash reimbursement up to 20% of annual compensation (but no more than $100,000) for outplacement expenses,
(v) life and health insurance coverage for up to 36 months, and (vi) retiree life and medical insurance beginning at age 55. In addition, the executive is entitled to a gross-up payment from the Company to cover any required excise taxes (and any income taxes on the gross-up amount) payable by the executive as a result of the change in control.

     A change in control will generally be deemed to have occurred under the following circumstances: (i) an acquisition by any person of 20% of the combined voting power of the Company's securities, (ii) during any period of twenty-four months a majority of the Company's Board of Directors ceases to consist of (x) directors in office at the beginning of such period or (y) directors whose election was approved by two-thirds of the directors in office at the beginning of the period or by directors whose election was so approved, (iii) the Company's merger or consolidation with another entity (other than one in which the Company's shares outstanding prior to the merger represent more than 66 2/3% of the voting power of the surviving company and no shareholder holds 20% or more of such voting power) or (iv) the liquidation or sale of substantially all of the Company's assets.

EXECUTIVE TRANSITION PLAN

     The ACNielsen Corporation Executive Transition Plan ("ETP") provides severance benefits to the Chief Executive Officer of the Company and other executives he designates including those named in the Summary Compensation Table. The ETP generally provides for the payment of severance benefits if the employment of a covered executive terminates by reason of a reduction in force, job elimination, unsatisfactory job performance or a mutually acceptable resignation. In the event of an eligible termination, the executive will be paid 104 weeks of salary continuation consisting of such executive's annual base salary (paid at the same payroll intervals applicable to active employees) and annual incentive opportunity for the year of termination (pro-rated to reflect its payment at the same payroll intervals as salary). If, however, the executive is terminated by reason of unsatisfactory performance, the annual incentive opportunity will not be included in such executive's salary continuation payments.

     In addition, the ETP provides a covered executive with the following benefits upon an eligible termination: (i) continued medical, dental and life insurance coverage throughout the salary continuation period, (ii) unless terminated for unsatisfactory performance, a pro-rated annual bonus will be paid for the period of employment if the applicable performance target is met, (iii) unless terminated for unsatisfactory performance, a pro-rated long-term bonus will be paid for the period of employment if the applicable performance target is met and the executive is employed for at least half the period of the relevant performance cycle and (iv) in certain instances, outplacement services and financial counseling. The ETP gives the Chief Executive Officer the discretion to increase or decrease ETP benefits for executives other than the Chief Executive Officer, subject to the review of any such decision with the Compensation Committee. The Compensation Committee has this discretion with respect to the Chief Executive Officer.

     The ETP may not be amended during the one year period following a change in control of the Company (as defined in the change in control agreements). Any benefits payable under the ETP, however, will be offset by any other severance payments made to a covered executive by the Company including, but not limited to, amounts paid pursuant to the change in control agreements.

COMPENSATION OF DIRECTORS

     Cash Compensation. Each director not employed by the Company (a "Non-Employee Director") is paid a retainer at an annual rate of $25,000 in quarterly installments. In addition, each Non-Employee Director is paid a fee of $1,000 for each Board or Committee meeting attended (or, in the case of a meeting held over a two-day period, $2,000) and each Non-Employee Director who is Chairman of a Board Committee is paid a Chairman's fee at an annual rate of $3,000 in quarterly installments. Directors employed by the Company receive no retainers or fees.

     Deferred Compensation Plan. Non-Employee Directors may elect to defer all or a specified part of the retainer and fees pursuant to the 1996 ACNielsen Corporation Non-Employee Directors' Deferred Compensation Plan (the "Deferred Compensation Plan"). Under this plan, these directors can defer compensation into a cash account and/or a deferred stock account. Payment of deferred amounts and applicable interest or dividends can be deferred until the first business day of the calendar year immediately following the date on which a deferring director terminates service as a director. Payments from a deferred cash account are made in cash and payments from a deferred stock account are made in shares of ACNielsen Common Stock.

     Directors' Stock Incentive Plan. Under the terms of the 1996 ACNielsen Corporation Non-Employee Directors' Stock Incentive Plan (the "Directors' Incentive Plan"), the Compensation Committee may grant a Non-Employee Director such number of stock options and/or such number of shares of ACNielsen restricted stock as the Committee may, in its sole discretion, determine. No stock options or restricted stock were granted under the Directors' Incentive Plan in 1997.

     Under the director compensation program approved by the Board of Directors, a director is granted 10,000 stock options under the Directors' Incentive Plan when he or she first commences service as a director, at an option exercise price equal to the fair market value of a share of ACNielsen Common Stock on the date of grant. The director compensation program anticipates that no additional option grants would be made for two years from the date of the initial grant and, thereafter, annual grants of 5,000 options would be made.

     Change in Control. The Deferred Compensation Plan and the Directors' Incentive Plan provide that, in the event of a "change in control" (as defined under "Change in Control Severance Agreements" above) of ACNielsen, the Compensation Committee may, in its sole discretion, take such actions, if any, as it deems necessary or desirable with respect to any Awards (as hereinafter defined) as of the date of the consummation of the change in control including, without limitation, (i) the acceleration of an Award, (ii) the payment of a cash amount in exchange for the cancellation of an Award and/or (iii) the issuance of substitute Awards that will substantially preserve the value, rights and benefits of any affected Awards previously granted under each such plan.

     For purposes of the Deferred Compensation Plan, an Award means the shares or cash deferred pursuant to such plan. For purposes of the Directors' Incentive Plan, an Award means a stock option or share of restricted stock granted pursuant to such plan.

     The Company has no retirement plan for Non-Employee Directors.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of the Company's Common Stock, to file reports of ownership and changes in ownership with the SEC and New York Stock Exchange. Based on the Company's records and certain written representations received by the Company, the Company believes that during 1997 all such filing requirements applicable to its directors, officers and ten percent stockholders were complied with except that, due to his being out of the country, Mr. Pemberton filed one report covering one transaction four days late.

                  SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     Shareholder proposals intended to be presented at the ACNielsen Annual Meeting of Shareholders in 1999 must be received, pursuant to SEC rules, by ACNielsen no later than November 13, 1998. Shareholders should note that, in addition to applicable SEC rules and regulations, ACNielsen's by-laws specify certain time limitations, notice requirements and other procedures applicable to the submission of nominations and other matters to be brought before an Annual or Special Meeting of the Company.


 March 13, 1998

                              ACNIELSEN CORPORATION

   PROXY/VOTING INSTRUCTIONS FOR THE ANNUAL MEETING TO BE HELD APRIL 15, 1998
            AT 9:00 A.M. AT 1209 ORANGE STREET, WILMINGTON, DELAWARE

     NICHOLAS L. TRIVISONNO, ROBERT J. CHRENC and EARL H. DOPPELT, or any of them, with full power of substitution, are hereby appointed proxies to vote all the shares of Common Stock of ACNielsen Corporation ("Common Stock") which the undersigned is entitled to vote at the Annual Meeting of Shareholders on April 15, 1998, and at any adjournment thereof. Participants in the benefit plans listed in the "Notice to Participants in Certain Benefit Plans" on the back of this card are referred to such notice for information on the voting of shares held in such plans.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF ALL NOMINEES IDENTIFIED IN ITEM (1) AND FOR ITEM (2).

(1) Election of four Class II Directors for a three-year term expiring at the 2001 Annual Meeting of Shareholders. Nominees: Robert H. Beeby, Thomas C. Hays, Robert J Lievense and John R. Meyer.

     [ ] FOR all nominees listed above, except        [ ]  WITHHOLD authority to
         vote withheld from the following                  vote for all nominees
         nominees (if any):

     --------------------------------

(2) Ratification of the selection of Arthur Andersen LLP as independent public accountants to audit the Company's consolidated financial statements for 1998. Mark only one.

               FOR [ ]              AGAINST [ ]               ABSTAIN [ ]

                                                     (Please Turn Over and Sign)

  ------------------------------------------------------------------------------
                              FOLD AND DETACH HERE



                                [AC NIELSEN LOGO]


                         ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 15, 1998
                                    9:00 A.M.
                               1209 ORANGE STREET
                              WILMINGTON, DELAWARE


      TO ORDER ACNIELSEN FINANCIAL PUBLICATIONS, PLEASE CALL 1-888-530-2580
                 OR VISIT OUR WEBSITE AT HTTP://ACNIELSEN.COM.











                                                                        [LOGO]

     THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS AND WILL BE VOTED AS DIRECTED ON THE REVERSE SIDE OF THIS CARD. A PROXY WHICH IS SIGNED AND RETURNED BY A SHAREHOLDER OF RECORD WITHOUT SPECIFICATION MARKED IN THE INSTRUCTION BOXES WILL BE VOTED FOR ELECTION OF ALL NOMINEES IDENTIFIED IN ITEM (1) AND FOR ITEM
(2). IF ANY OTHER MATTER IS PROPERLY BROUGHT BEFORE THE MEETING AND SUBMITTED TO A VOTE, A PROXY WILL BE VOTED IN ACCORDANCE WITH THE JUDGMENT OF THE PERSON(S) VOTING THE PROXY.

NOTICE TO PARTICIPANTS IN CERTAIN BENEFIT PLANS.
------------------------------------------------

     The trustee of the ACNielsen Corporation Employee Stock Ownership Plan (the "ESOP"), and the ACNielsen Corporation Savings Plan (the "Savings Plan") has agreed that this proxy will also serve as voting instructions from participants in those plans who have plan contributions for their respective accounts invested in Common Stock. Proxies covering shares in the plans must be received prior to April 8, 1998. If a proxy covering shares in the ESOP or Savings Plan has not been received prior to April 8, 1998 or if it is signed and returned without specification marked in the instruction boxes, the trustee will vote those plan shares in the same proportion as the respective shares in such plan for which it has received instructions, except as otherwise required by law.

                                        Date _____________________________ 1998

                                        ________________________________________

                                        ________________________________________
                                                       Signature(s)

                                        Please sign exactly as name appears at
                                        left. Joint owners should each sign.
                                        Executors, administrators, trustees,
                                        etc. should so indicate when signing and sign as required by the authority held.

                                        Proxy form begins on the reverse side.
                                        Please vote, date, sign and return
                                        immediately.

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

IMPORTANT: PLEASE VOTE, DATE AND SIGN YOUR PROXY AND RETURN IT IN THE ENVELOPE PROVIDED.